Exhibit 10.10
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into this 22 day of December 2010 by and between DALSA Inc., a Canadian corporation (the “Company”), and Wajid Ali (“Executive”).
RECITALS
WHEREAS, the Company and its affiliates carry on the business of designing, developing, manufacturing, marketing and selling digital imaging products and solutions, image sensors, X-ray sensors, digital cameras, image processors, machine vision and image processing products and services as well as semiconductor products and services, Microelectomechanical Systems (MEMS) products and services, and other products and services (the “Business”);
WHEREAS, pursuant to an arrangement agreement between Teledyne Technologies Incorporated (“Teledyne”) and DALSA Corporation, an affiliate of the Company, dated December , 2010 (the “Arrangement Agreement”), Teledyne intends to acquire, directly or indirectly, all of the issued and outstanding shares of DALSA Corporation;
WHEREAS Executive is currently Chief Financial Officer of the Company, having commenced employment with the Company on or about May 14, 2007;
WHEREAS, Executive is also a shareholder in DALSA Corporation;
WHEREAS, Executive has developed substantial expertise and experience in the Business and has had access to proprietary and confidential business and/or technical information relating to the Business;
WHEREAS, Executive desires to enter into this Agreement and the Non-Competition and Non-Solicitation Agreement and provide certain covenants to the Company to protect the value to the Company and its affiliates of the Business, including goodwill, which will inure to and benefit Teledyne upon consummation of the Arrangement Agreement;
WHEREAS, Teledyne would not enter into the Arrangement Agreement without Executive entering into this Agreement and agreeing to the restrictive covenants contained in this Agreement and in the Non-Competition and Non-Solicitation Agreement; and
WHEREAS, the consummation of the Arrangement Agreement is conditioned on the execution of and continued effectiveness of this Agreement and the Non-Competition and Non-Solicitation Agreement;
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, intending to be legally bound, Executive and the Company agree as follows:
SECTION 1 - EMPLOYMENT

The Company hereby agrees to continue to employ Executive and Executive hereby accepts continued employment with the Company upon the terms and conditions set forth in this Agreement, for the term commencing immediately following the Closing Date and continuing until terminated pursuant to the terms of this Agreement (the “Term”). The term “Closing Date” refers to the date on which the closing of the Arrangement Agreement occurs; it being understood and agreed that this Agreement is conditional upon the consummation of the transactions contemplated by the Arrangement Agreement, and this Agreement shall be deemed not to have come into force and effect, without any obligations or liability of Executive, the Company, or Teledyne, if the Arrangement Agreement terminates prior to the consummation of the transactions contemplated by the Arrangement Agreement.
SECTION 2 - DUTIES

2.1
Responsibilities. During the Term, Executive shall well and faithfully serve as Vice-President and Chief Financial Officer of the Company and shall perform the same duties and responsibilities as are ordinarily performed by a Vice-President and Chief Financial Officer and such duties and responsibilities as the Chief Financial Officer of Teledyne or the Chief Executive Officer of the Company shall determine from time to time, which shall include but not be limited to all accounting, financial analysis and financial reporting, strategic management of all accounting and finance functions, compliance with accounting policies and internal controls, business risk mitigation, regulatory compliance including GAAP and IFRS, and strengthening operations to increase profits. During the Term, Executive agrees to devote Executive's full working time, energy and ability to the business of the Company; provided that the Company acknowledges that Executive may devote time to civil, educational or charitable activities so long as such devotion of time does not interfere or conflict with Executive's duties or responsibilities. Executive acknowledges that as part of his duties he may be requested periodically to travel and work from other locations of Teledyne and customer locations.

2.2
C.M.A. Designation. Executive represents and agrees that he currently holds a C.M.A. designation, and Executive shall maintain that designation in good standing during the Term of this Agreement. The Company will pay all reasonable costs to maintain that designation and such reasonable costs for training and, if required, certification of Executive related to US GAAP.

2.3
Compliance with Policies. Executive shall comply with all policies of the Company and its affiliates or of Teledyne applicable to Executive, and Executive shall ensure that the Company and its affiliates and their respective employees comply with all policies of the Company and its affiliates or Teledyne applicable to the Company or its affiliates or their respective employees.

2.4	Location. During the Term, Executive's office shall be principally located at the Company's facility in Waterloo, Ontario, Canada.

2.5	Reporting. Executive shall report to the Chief Executive Officer of the Company and to the Chief Financial Officer of Teledyne.

SECTION 3 - COMPENSATION

As consideration for said performance of duties and adherence to the covenants contained herein, Executive shall be entitled to the following during the Term:

3.1	Base Salary. The Company shall pay to Executive a Base Salary (the “Base Salary”). As of the date of this Agreement, the amount of the Base Salary shall be at the rate of Two Hundred and Eighty Thousand and 00/100 Dollars ($280,000.00). Such Base Salary shall be payable in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholdings and deductions and other authorized deductions. Executive may be eligible for merit increases in Base Salary per and otherwise in accordance with the Company's annual employee merit review process in the discretion of the Company and Teledyne.

3.2
Annual Incentive Plan. Executive shall be entitled to participate in Teledyne's Annual Incentive Plan (“AIP”). The target AIP award for the fiscal year ending January 2, 2012 (earned in 2011 fiscal year, paid in February 2012) and, so long as there has not been a material reduction in Executive's duties and responsibilities, the fiscal year ending January 2, 2013, shall be 50% of Executive's Base Salary, with a maximum annual AIP award of 100% of Base Salary. Provided that there has not been a material reduction in the Executive's duties and responsibilities and the AIP remains in effect, the Executive will also be permitted to participate in the AIP for fiscal years after the fiscal year ending January 2, 2013, with the amount of the award to be determined in the discretion of the Personnel and Compensation Committee of the Board of Directors of Teledyne. All terms and conditions of this program are established and approved by the Personnel and Compensation Committee of the Board of Directors of Teledyne in its sole discretion, and, as such, are subject to change (including termination of such plan).

3.3
Performance Share Plan and Restricted Stock Award Plan. Executive shall be entitled to participate in the Teledyne Performance Share Plan (“PSP”) for the 2009 to 2011 cycle and Teledyne Restricted Stock Award Plan (“RSAP”). The target participation rate of Executive's PSP award for the fiscal year ending January 2, 2012 shall be 75% of Executive's Base Salary, pro-rated for the time that Executive actually participated in the PSP program for that cycle. Provided that there has not been a material reduction in the Executive's duties and responsibilities and the PSP and RSAP (as applicable) remain in effect, the Executive may be permitted, in the discretion of the Personnel and Compensation Committee of the Board of Directors of Teledyne, to participate in the PSP and RSAP (as applicable) for future years, with the amount of the award to be determined in the discretion of the Personnel and Compensation Committee of the Board of Directors of Teledyne. All terms and conditions set out in those plans are established and approved by the Personnel and Compensation Committee of the Board of Directors of Teledyne in its sole discretion, and, as such, are subject to change (including termination of such plans). To the extent that the tax consequences of such plans to Executive are materially less advantageous than the tax consequences to similarly-situated employees of Teledyne in the U.S.A., Teledyne will discuss such tax consequences with Executive.

3.4
Stock Option Awards. Executive shall be entitled to participate in Teledyne's Stock Option Award Plan (“Options”). Teledyne shall grant Executive Four Thousand Five Hundred (4,500) options in Teledyne, subject to the approval of the Board of Directors of Teledyne, within ninety (90) days following the Closing Date. The grant price shall be the fair market value on the grant date as determined pursuant to the terms of Teledyne's 2008 Incentive Award Plan. Provided that there has not been a material reduction in the Executive's duties and responsibilities and the Options plan remain in effect, the Executive will be permitted to participate in the Options in future years; the terms of the grants, and the amount and timing of any other grants (including whether any options will be granted), shall be determined by the Chairman of the Board, President and Chief Executive Officer of Teledyne and subject to the approval of the Board of Directors of Teledyne. All terms and conditions of the Options are established and approved by the Personnel and Compensation Committee of the Board of Directors of Teledyne in its sole discretion, and, as such, are subject to change (including termination of such plan).

3.5
Other Bonus or Incentive Plans. Executive will also be entitled to participate in any substitute bonus or incentive plans designed to replace the AIP, PSP, RSAP or Options, that are made available to similarly situated executives of the Company from time to time.

3.6
Group Insurance Benefits Coverage. Executive shall be entitled to continue to participate in the Company's group insurance benefits plan (including all current plans such as Extended Health, Dental, Life, Executive Long Term Disability and RRSP) (“Group Benefits”) on the terms and conditions set out in the applicable plans. Executive shall not be eligible for Teledyne's Defined Benefit Pension Plan which has been closed to new entrants since January 1, 2004. The Group Benefits are subject to change by the Company in its sole discretion (including termination of the Group Benefits or any particular benefit).

3.7	Vacation. Executive shall be entitled to four (4) weeks paid vacation per year to be earned in accordance with the Company's vacation policy from time to time in effect.

3.8
Expenses. Executive shall be entitled to receive reimbursement for all reasonable employment expenses incurred by Executive on behalf of the Company or its affiliates, including but not limited to, business travel and business entertainment expenses, in accordance with the policies, practices and procedures of the Company and its affiliates and Teledyne. Executive shall be entitled to travel business class on international air travel.

3.9	Car Allowance. Executive shall be entitled to a car allowance of One Thousand Dollars and 00/100 ($1,000.00) per month, part of which may be taxable income to Executive.

3.10
Legal Fees. The Company shall reimburse Executive for reasonable legal fees incurred by Executive for independent legal advice on this Agreement and the Non-Competition and Non-Solicitation Agreement up to a maximum of Five Thousand and 00/100 Dollars ($5,000.00).

3.11
Annual Incentive Plan 2010. The Company will pay the final installment of the AIP award earned in respect of the Company's 2010 fiscal year in accordance with the normal terms and conditions of the AIP, to be paid on or about the date determined in accordance with the AIP.

SECTION 4 - CHANGE OF CONTROL PAYMENT, TRANSACTION INCENTIVE PAYMENT AND RETENTION INCENTIVE PAYMENT FROM DALSA CORPORATION FOLLOWING CLOSING OF ARRANGEMENT AGREEMENT

4.1	The Company shall ensure that DALSA Corporation pays to Executive the following pursuant to the Company's Change of Control policy:
(i)Three Hundred and Fifteen Thousand and 00/100 Dollars ($315,000.00) less applicable withholdings and deductions to be paid effective on the Closing Date unless Executive's employment terminated prior to such payment date for Just Cause or due to the resignation of Executive other than due to Company Breach or Good Reason (as defined below); and

(ii)One Hundred and Fifty-Seven Thousand and Five Hundred 00/100 Dollars ($157,500.00) less applicable withholdings and deductions to be paid effective on the first anniversary of the Closing Date unless Executive's employment terminated prior to such payment date for Just Cause or due to the resignation of Executive other than due to Company Breach or Good Reason; and
(iii)One Hundred and Fifty-Seven Thousand and Five Hundred 00/100 Dollars ($157,500.00) less applicable withholdings and deductions to be paid effective on the second anniversary of the Closing Date unless Executive's employment terminated prior to such payment date for Just Cause or due to the resignation of Executive other than due to Company Breach or Good Reason.
If Executive dies or Executive's employment is terminated for Disability, any unpaid amounts owing under this Section 4.1 shall become due any payable and shall be paid to Executive or his estate, as applicable, within thirty (30) days following the date of Executive's death or Disability.

4.2
Executive hereby agrees that all of his rights under the Company's Change of Control policy are hereby terminated, and that the payments pursuant to Section 4.1 above are in full satisfaction of Executive's entitlement under the Change of Control policy.

4.3
The Company shall also ensure that DALSA Corporation pays to Executive the Transaction Incentive and Retention Incentive pursuant to the letter agreement dated June 23, 2010 between Executive and the Company, as and when required pursuant to such letter agreement, in full satisfaction of all obligations of the Company and its affiliates under such letter agreement. The Transaction Incentive shall be $180,000.00 and the Retention Incentive shall be $50,000.00, both less applicable withholdings and deductions, and both subject to the terms of the letter agreement dated June 23, 2010.

4.4.
Executive hereby confirms that, other than as set out in this Section 4, he has no entitlement from the Company or any of its affiliates in respect of a Change of Control or transaction including, without restriction, in respect of the consummation of the Arrangement Agreement. Before receiving the first payment set out in this Section 4, Executive shall sign a Full and Final Release in favour of the Company and Teledyne and their respective affiliates and in a form acceptable to the Company and Teledyne.

4.5
For purposes of clarity, Executive shall not be entitled to any payments under this Section 4 if the transactions contemplated by the Arrangement Agreement are not consummated in which event Teledyne shall have no liability or obligation to Executive.

SECTION 5 - TERMINATION

5.1	Automatically upon Executive's Death. Executive's employment shall terminate automatically and immediately upon Executive's death.

5.2
By the Company due to Disability. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred, the Company may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Company, provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which renders

Executive unable, for the foreseeable future, to perform the essential functions of Executive's position with or without reasonable accommodation which does not impose an undue hardship on the Company, subject to the Ontario Human Rights Code. The Company shall make the determination of Disability under this Agreement in good faith based upon information supplied by Executive and Executive's medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

5.3
By the Company for Just Cause. The Company may terminate Executive's employment for Just Cause. For purposes of this Agreement, “Just Cause” shall mean any of the following: (i) a material failure of Executive to perform his duties and responsibilities hereunder (provided that Executive shall have thirty (30) days to cure such failure after written notice from the Company of such failure to perform); (ii) fraud or an act of dishonesty by Executive against the Company; (iii) any intentional act by Executive which constitutes gross misconduct and which is materially and demonstrably injurious to the Company; (iv) a material breach by Executive of any term of this Agreement (provided that Executive shall have thirty (30) days to cure such breach after written notice from the Company of the breach); (v) violation of the Company's sexual harassment policy, (vi) conviction of an offence under the Criminal Code (Canada) (whether such conviction was after a trial or a result of a guilty plea or otherwise); (vii) Executive ceases to hold his C.M.A. designation; and (viii) anything else that would constitute just cause for immediate termination of Executive's employment under Ontario law.

5.4
By the Company Other than for Just Cause or Death or Disability. The Company may terminate Executive's employment at any time, other than for Just Cause, Death or Disability, subject to Section 5.9(iii) below.

5.5	Upon Mutual Agreement. Executive's employment and/or this Agreement shall terminate upon mutual agreement between Executive and the Company at any time.

5.6
By Executive for Company Breach. Executive may terminate Executive's employment upon the breach of a material term of this Agreement by Company (a “Company Breach”) after having first given written notice to the Company of such Company Breach and which Company Breach has not been cured within thirty (30) days after written notice of such Company Breach has been given.

5.7
By Executive for Good Reason. Executive may terminate Executive's employment upon written notice to the Company in the event of a “Good Reason” which is defined as (i) Executive's primary place of employment is moved by the Company during the Term more than 50 kilometers from Waterloo, Ontario, Canada, without Executive's prior consent; (ii) there is a material reduction of Executive's compensation plan (not including any change that occurs as a result of the Arrangement Agreement); or (iii) there is a material reduction in Executive's duties and responsibilities (not including any change that occurs as a result of the Arrangement Agreement). Executive's written notice to the Company to terminate this Agreement pursuant to this Section 5.7 must be given within thirty (30) days after the event of a Good Reason has occurred otherwise Executive shall be deemed to have waived and accepted such event of a Good Reason.

5.8
By Executive other than for Company Breach or Good Reason: Executive may terminate this Agreement and his Employment, other than for Company Breach or Good Reason, by providing three (3) months' written notice to the Company, which notice may be waived by the Company, in whole or in part, in its sole discretion, subject to applicable employment standards legislation.

5.9	Obligations of the Company upon Termination.
(i)    Death or Disability. If Executive's employment is terminated by reason of Executive's Death or Disability, this Agreement shall terminate without further obligations to Executive (including Executive's heirs, executors, administrators, assigns or legal representatives) under this Agreement, other than for payment of any unpaid Base Salary earned by Executive to the effective date of termination of Executive's employment, plus a pro-rated AIP award, determined in the manner and on the terms set out in Section 5.9(iii)(5) as well as accrued and unpaid vacation earned by Executive to the effective date of termination of Executive's employment, less applicable withholdings and deductions.
(ii)    By the Company for Just Cause. If Executive's employment is terminated by the Company for Just Cause, this Agreement shall terminate without further obligations to Executive other than for payment of any unpaid Base Salary earned by Executive to the effective date of termination of Executive's employment as well as accrued and unpaid vacation earned by Executive to the effective date of termination of Executive's employment, less applicable withholdings and deductions.
(iii)    By the Company Other than for Just Cause or Death or Disability. If the Company terminates Executive's employment other than for Just Cause or Death or Disability, the Company shall provide Executive with the following:
(1)A lump sum payment in the amount of the Notice Period (as defined below) divided by twelve (12) and multiplied by Executive's Base Salary in effect as of the effective date of termination of Executive's employment, less applicable withholdings and deductions, payable within thirty (30) days of the effective date of the termination of Executive's employment.
(2)A lump sum payment in the amount of the Notice Period divided by twelve (12) and multiplied by the average annual AIP payment received by Executive in respect of each of the three (3) complete fiscal years of the Company immediately preceding the fiscal year in which the effective date of the termination of Executive's employment with the Company occurs (provided, however, that if any fiscal year within such period of three (3) complete fiscal years is, in whole or in part, prior to the Closing Date, the applicable payment under the Company's Annual Incentive Plan shall be used for that fiscal year instead of the AIP payment for the purpose of calculating such three-year average), less applicable withholdings and deductions;
(3)Continuation of Executive's Group Benefits for the Notice Period after the effective date of the termination of Executive's employment, subject to plan terms, except that disability coverage shall terminate at the end of the applicable termination notice period required by applicable employment standards legislation or such period permitted by the applicable long-term disability plan and acceptable to the applicable insurer, if longer, to a maximum continuation period equal to the Notice Period;
(4)Any unpaid Base Salary earned by Executive to the effective date of the termination of Executive's employment, as well as accrued and unpaid vacation pay earned by Executive to the effective date of the termination of Executive's employment, less applicable withholdings and deductions; and

(5)If the effective date of termination of Executive's employment is more than 182 days after the commencement of the fiscal year in which the effective date of termination of Executive's employment occurs, a pro-rated AIP payment in the amount of the average annual AIP payment received by Executive in respect of each of the three (3) complete fiscal years of the Company immediately preceding the fiscal year in which the effective date of the termination of Executive's employment with the Company occurs (provided, however, that if any fiscal year within such period of three (3) complete fiscal years is, in whole or in part, prior to the Closing Date, the applicable payment under the Company's Annual Incentive Plan shall be used for that fiscal year instead of the AIP payment for the purpose of calculating such three-year average), pro-rated based on the number of days in that fiscal year prior to the effective date of termination of Executive's employment divided by 365, less applicable withholdings and deductions;
and Executive shall have no further entitlements whatsoever upon a termination of Executive's employment by the Company other than for Just Cause, Death or Disability, except as specifically set out in this Agreement.
For the purposes of this Section 5.9 the “Notice Period” shall be a number of months determined as follows: (a) 12 months, if Executive has not yet completed twelve (12) years of employment with the Company; or (b) 12.4 months plus 1.2 months per completed year of service in excess of 12 years, if Executive has completed twelve (12) or more years of service with the Company, with a maximum Notice Period of twenty-four (24) months.
For purposes of clarity, Executive has no duty to mitigate any amounts owing to him pursuant to this Section 5.9.
(iv)Mutual Agreement. In the event that Executive and the Company mutually agree to terminate Executive's employment, this Agreement shall terminate without further obligations to Executive other than for the timely payment of any unpaid Base Salary earned by Executive to the effective date of termination as well as accrued and unpaid vacation pay earned by Executive to the effective date of termination, less applicable withholdings and deductions, and any other obligations expressly and mutually agreed by Executive and the Company in respect of such termination at the time of such termination.
(v)Termination by Executive for Company Breach. If Executive terminates his employment by reason of a Company Breach that has not been cured within thirty (30) days after written notice of such breach, this Agreement shall terminate without further obligations to Executive, other than for provision of the payments and benefits set out in Section 5.9(iii) above, each to the extent not previously paid and each less applicable withholdings and deductions.
(vi)Good Reason. If Executive terminates his employment for Good Reason, this Agreement shall terminate without further obligations to Executive, other than for provision of the payments and benefits set out in Section 5.9(iii) above, each to the extent not previously paid and each less applicable withholdings and deductions.
(vii)Termination of Group Benefits under Plans. Upon termination of Executive's employment for any reason, whether by Executive or Company for any reason, Executive's Group Benefits shall immediately terminate except to the extent expressly provided in this Agreement or required by applicable employment standards legislation.
(viii)AIP, PSP, RSAP and Options. For purposes of clarity, Executive's participation in the AIP, PSP, RSAP and Options and any other plans not specifically mentioned in Section 5.9(iii) above shall terminate immediately upon the effective date of the termination of Executive's employment for any reason, whether by Executive or the Company. Executive shall not be entitled to participate in the AIP, PSP, RSAP or Options or any other plans, benefits or entitlements not specifically mentioned in Section 5.9(iii) above in respect of any period of notice of termination or otherwise. For all purposes in this Agreement, the effective date of the termination of Executive's employment shall be determined without reference to any period of notice or severance. Any vested or unvested entitlements of Executive in respect of any period before the effective date of the termination of Executive's employment shall be determined under the terms of the applicable plan or document without regard to any period of notice of termination. Also for purposes of clarity, Executive shall not be entitled to any AIP payments except as required by Section 5.9(iii) of this Agreement.
(ix)Exclusive Remedy. Executive agrees that the payments and benefits set out in this Section 5, as applicable, shall constitute the exclusive and sole entitlement of Executive in respect of any termination of Executive's employment for any reason. As a condition of receiving any payments under this Section 5 in excess of any payments required by applicable employment standards legislation, Executive shall sign a Full and Final Release in favour of the Company and Teledyne and their respective affiliates in a form acceptable to the Company. Executive specifically agrees that any termination pay or severance pay owing to him under applicable employment standards legislation will be included within the payments set out in Section 5.9(iii), (v) and (vi) of this Agreement.

5.10	Certain Obligations of Executive upon Termination.
(i)    Resignation as Officer and Director. Upon termination of Executive's employment for any reason, Executive shall, as and when requested by the Company, resign as officer and director of the Company (as applicable) and of any other affiliates or related companies.
(ii)    Return of Confidential Material. Upon termination of Executive's employment for any reason, Executive shall promptly deliver to the Company any and all of the Confidential Material (as defined below), not previously delivered to the Company, that may be or at any previous time has been in Executive's possession or under Executive's control.
(iii)    Co-operation and Assistance with Regulatory and Litigation Matters. Executive agrees that following the termination of Executive's employment for any reason, Executive will cooperate with and assist the Company and its affiliates in connection with any investigation, regulatory matter, legal dispute, lawsuit or arbitration in which the Company or its affiliates is a subject, target or party and as to which Executive may have pertinent information. Executive agrees agree that he will make himself reasonably available, relative to his other commitments, for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discoveries and trials. The Company agrees to make every reasonable effort to provide Executive with reasonable notice in the event his participation is required. The Company agrees to reimburse reasonable out-of-pocket costs incurred by Executive as the direct result of his participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of the Company. Executive further agrees to perform all acts and execute any and all documents that may be necessary to carry out the provisions of this Section 5.10(iii).
SECTION 6 - PRESERVATION OF GOOD WILL

As a condition of entering into this Agreement, and as required by the Arrangement Agreement, Executive shall sign and enter into the Non-Competition and Non-Solicitation Agreement of even date.
SECTION 7 - WORK PRODUCT

Executive acknowledges and agrees that the Company shall own all rights in and to the results and proceeds of Executive's services under this Agreement, including anything which is, in whole or in part, created, developed and/or produced by Executive and which is suggested by Executive or related to Executive's employment under this Agreement or while employed by the Company prior to this Agreement. To the fullest extent permitted by law, all work product (including any inventions and works of authorship) created by Executive during the term of this Agreement or while employed by the Company prior to this Agreement (“Work Product”) shall belong to the Company and shall, to the fullest extent possible, be considered a work made for hire for the Company. To the extent the Company does not own such Work Product as a work made for hire, Executive hereby assigns to Company all rights in such Work Product, including, but not limited to, all patent rights, copyrights, trade secret rights and any other intellectual rights of any kind throughout the world. Such assignment by Executive to Company shall include, but not be limited to, all reproduction rights, distribution rights, public display rights, with no limitation on the use of such rights. Executive agrees to execute all documents reasonably requested by the Company to further evidence the foregoing assignment and to provide, at the Company's expense, all reasonable assistance to the Company in perfecting or protecting the Company's rights in such Work Product. If Executive is unable or unwilling to assist the Company in perfecting or protecting its legal rights to such Work Product, Executive designates and appoints the Company as Executive's agent and attorney-in-fact to act for Executive and to take any steps necessary to perfect or protect the Company's legal rights with the same legal force and effect as if done by Executive.
SECTION 8 - CONFIDENTIAL INFORMATION

8.1
Confidentiality. Executive acknowledges and agrees that, in the performance of Executive's duties on behalf of the Company, Executive may have access to, receive and be entrusted with confidential information, including, but in no way limited to, information or data concerning products, processes, software development, inventions, marketing, merchandising, purchasing, engineering, production, financial management, and sales strategy, presently owned or at any time in the future developed, by the Company or its respective affiliates (including Teledyne and its affiliates) or their respective agents or consultants, that is not otherwise part of the public domain (collectively, “Confidential Material”). All such Confidential Material is considered secret and will be available to Executive in confidence. Except in the performance of duties on behalf of the Company under this Agreement, Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Executive's) to be confidential because its disclosure is required by order of a court or other governmental entity. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which Executive prepares, uses or encounters, or which Executive prepared, used or encountered while employed with Company, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material.

8.2
Acknowledgment of Unfair Competition. Executive hereby acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Confidential Material by any means whatsoever at any time before, during or after Executive's employment with the Company shall constitute “Unfair Competition”. Executive agrees that Executive shall not engage in Unfair Competition either during the time employed by the Company or any time thereafter.

SECTION 9 - NO CORRUPT PRACTICES

9.1
Foreign Corrupt Practices Act. Executive is aware of, and agrees to abide by, the obligations imposed by the Foreign Corrupt Practices Act, 15 U.S.C.A. §§78dd-1 to 78dd-3, as amended, and any similar legislation in Canada or any other country in which Executive conducts the business of the Company or its affiliates and in the jurisdiction of Executive's principal place of business. Accordingly, Executive hereby warrants and represents to Company that no portion of any monies paid or payable to Executive in connection with this Agreement shall, directly or indirectly, whether in cash or kind, be paid, received, transferred, loaned, offered, promised or furnished (hereinafter collectively described as “paid”):

(i) to or for the use of any officer or employee of any government or any department, agency, instrumentality or corporation thereof or controlled thereby, or any political party or official of a political party, or any candidate for a political office, or any person acting for or on behalf of any of the foregoing, or any person or firm who has paid or will pay any portion thereof to any of the foregoing, for the purpose of obtaining or retaining business for or with, or directing business to, any person; or
(ii) to or for the use or benefit of any individual, partnership, corporation or other entity, or any officer, agent or employee thereof, for the purpose of obtaining or retaining business for or with, or directing business to, any person; or
(iii) in any other manner which will violate the tax, currency, exchange, commercial bribery, or similar laws of any country where Executive conducts the business of the Company or any of its affiliates, Canada, the United States or any other applicable jurisdiction, including but not limited to the provisions of the U.S. Foreign Corrupt Practices Act or any similar legislation in the aforementioned jurisdictions and any amendments thereto.

9.2
Records. Executive shall keep complete and accurate records of all payments of any kind made by Executive from or with respect to commissions, service fees or other payments received from the Company or any of its affiliates and such records shall be subject to inspection and audit by the Company at any time.

9.3
Business Conduct. Executive has been furnished a copy of the Teledyne Corporate Objectives, Policies and Guidelines for Executive Conduct booklet. By signing this Agreement, Executive certifies that Executive has read that booklet and shall comply with its standards of business conduct.

SECTION 10 - SUCCESSORS

10.1	Assignment. This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.

10.2
Successors. This Agreement shall inure to the benefit of and be binding upon the Company and is assignable by the Company to its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the stock of the Company or all or substantially all of the assets of the Company, or to which the Company assigns this Agreement by operation of law or otherwise.

SECTION 11 - MODIFICATION

This Agreement may not be amended or modified prior to the Closing Date without the consent of Teledyne and, after the Closing Date, may not be amended or modified other than by a written agreement executed by Executive, the Chairman of the Board of Directors of the Company or his or her designate, and Executive Vice President and General Counsel of Teledyne or his or her designate.
SECTION 12 - SEVERABILITY

If any provision or portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such provision or portion shall be deemed severed from this Agreement to the minimum extent possible, and the remainder of this Agreement shall remain in full force and effect.
SECTION 13 - ENTIRE AGREEMENT

This Agreement constitutes and contains the entire agreement and final understanding concerning the subject matter of this Agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise (including, without restriction, any summary of terms of employment provided to Executive), whether written or oral, concerning the subject matter hereof, except the Non-Competition and Non-Solicitation Agreement referred to in this Agreement. Any representation, promise or agreement not specifically included in this Agreement or the Non-Competition and Non-Solicitation Agreement shall not be binding upon or enforceable against either party. For purposes of clarity, any previous agreements between Executive and the Company or any of its affiliates, or between Teledyne and Executive, whether written or oral, relating to Executive's employment with the Company or any of its affiliates, shall be deemed to be terminated and rendered of no force or effect as of the Closing Date without any obligation or liability of the Company or Teledyne or any of their respective affiliates.
SECTION 14 - GOVERNING LAW AND MISCELLANEOUS PROVISIONS

14.1
Governing Law. This Agreement shall be deemed to have been executed and delivered within the Province of Ontario, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Province of Ontario without regard to principles of conflict of laws.

14.2	Currency. All dollar or monetary amounts referred to in this Agreement are in Canadian dollars unless expressly stated otherwise.

14.3	Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.4	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

14.5
Waiver of Rights. No delay or omission by either party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion. No waiver shall be binding unless in writing and signed by the party waiving the alleged breach.

14.6
Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter, and the legal doctrine of contra proferentem shall not be applied in the construction of this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

14.7
Legal Counsel. In entering this Agreement, the parties represent that they have obtained independent legal advice from lawyers of their own choice, and that the terms of this Agreement have been completely read, are fully understood and voluntarily accepted by them.

14.8
Notice. Any notice required to be given pursuant to this Agreement shall be deemed to have been sufficiently given either when served personally or when served by certified mail return receipt requested and addressed to either party. Notices to the Company shall be effective only when addressed to: Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360, Attention: Robyn E. McGowan (or other address designated by proper notice under this Agreement). Notice to Executive shall be effective only when addressed to the name and address of Executive set forth on the signature page hereto (or other address designated by proper notice under the records of the Company from time to time).

14.9	Survival of Certain Terms. Executive's obligations pursuant to Sections 6, 7 and 8 of this Agreement shall survive the termination of this Agreement and Executive's employment.

14.10
Interest Free Relocation Loan. The interest-free relocation loan provided by the Company to Executive shall remain in effect on the terms set out in the Executive's employment offer letter dated March 9, 2007 and shall not be affected by this Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Executive and the Company, intending to be legally bound, have executed this Agreement as of the date first above written.
/s/ Wajid Ali
Wajid Ali
Notice Address:
26 Monarch Wood Drive
Kitchener ON N2P 2Y8

DALSA Inc.

By: /s/ Dr. Savvas Chamberlain
Printed Name: Dr. Savvas Chamberlain,
Chairman